Exhibit 4.1

EXCELLON

**EXCELLON RESOURCES INC.**

**INCENTIVE STOCK OPTION PLAN**

**March 21, 2018**

# TABLE OF CONTENTS

**ARTICLE 1 PURPOSE** .......... **3**

1.1 Purpose .......... 3

**ARTICLE 2 DEFINITIONS** .......... **3**

2.1 Definitions .......... 3
2.2 Interpretations .......... 5

**ARTICLE 3 ADMINISTRATION** .......... **5**

3.1 Committee .......... 5
3.2 Limitation of Liability .......... 6

**ARTICLE 4 SHARES RESERVED AND GRANT LIMITATIONS** .......... **6**

4.1 Shares Available under Plan .......... 6
4.2 General Limitation on Grants .......... 6
4.5 No Fractional Options .......... 7

**ARTICLE 5 TERMS AND CONDITIONS OF OPTIONS** .......... **7**

5.1 Participation .......... 7
5.2 Exercise Price .......... 7
5.3 Term of Options .......... 7
5.4 Vesting .......... 8
5.5 Option Commitments .......... 8
5.6 Exercise of Options .......... 8
5.7 Blackout Periods .......... 8
5.8 Rights in the Event of a Change in Control .......... 8

**ARTICLE 6 TERMINATION OF OPTIONS** .......... **8**

6.1 Rights in the Event of Death, Retirement or Termination of Employment or Service .......... 8

**ARTICLE 7 AMENDMENT AND TERMINATION** .......... **9**

7.1 Amendments to the Plan .......... 9
7.2 Termination .......... 10

**ARTICLE 8 MISCELLANEOUS PROVISIONS** .......... **10**

8.1 No Right to Continued Employment or Service .......... 10
8.2 Non-Transferability .......... 11
8.3 Options Not Shares .......... 11
8.4 Income Tax Withholding Compliance .......... 11
8.5 Governing Law .......... 11
8.6 Non-Exclusivity .......... 11

## ARTICLE 1
## PURPOSE

### 1.1 Purpose

The purpose of the Plan is to assist the Corporation and its Related Entities in attracting and retaining individuals with experience and exceptional skill, to allow selected executives, key employees, consultants and directors of the Corporation or a Related Entity to participate in the long term success of the Corporation and to promote a greater alignment of interests between the participants designated under this Plan and the shareholders of the Corporation.

## ARTICLE 2
## DEFINITIONS

### 2.1 Definitions

For purposes of the Plan, the terms contained in this Article 2 shall have the following meanings.

(a) "**Board**" means the board of directors of the Corporation, as constituted from time to time.

(b) "**business day**" means a day, other than Saturday, Sunday or a day on which the principal commercial banking institutions in Toronto, Ontario are, or the Exchange is, closed.

(c) "**Change in Control**" means:

(i) an acquisition of securities of the Corporation (including securities convertible into Shares and/or other securities of the Corporation ("**Convertible Securities**")) as a result of which a person or group other than one or more present control persons (as defined in the *Securities Act* (Ontario)) in respect of the Corporation (an "**Acquiror**") owns beneficially Shares or other securities of the Corporation and/or Convertible Securities such that, assuming the conversion of Convertible Securities owned beneficially by the Acquiror but not by any other holder of Convertible Securities, the Acquiror would own beneficially (A) not less than 50% of the Shares or (B) shares which would entitle the holders thereof to cast not less than 50% of the votes attaching to all shares in the capital of the Corporation which may be cast to elect directors of the Corporation;

(ii) an amalgamation, merger or other business combination of the Corporation with or into any one or more other corporations, other than: (A) an amalgamation, merger or other business combination of the Corporation with or into a Related Entity; or (B) an amalgamation, merger or other business combination of the Corporation unanimously recommended by the Board provided that the former holders of Shares receive, in the aggregate and in their capacities as such, shares of the amalgamated, merged or resulting entity having attached thereto not less than 50% of the votes attached to all shares of such amalgamated, merged or resulting entity;

(iii) the election at a meeting of the Corporation's shareholders of that number of persons which would represent a majority of the Board as Directors, who are not included in the slate for election as Directors proposed to the Corporation's shareholders by management of the Corporation or a transaction or series of transactions as a result of which a majority of the Directors are removed from office at any annual or special meeting of shareholders, or a majority of the Directors resign from office over a period of 60 days or less, and the vacancies created thereby are filled by nominees proposed by any person other than Directors or management of the Corporation in place immediately prior to the removal or resignation of the Directors;

(iv) the completion of any transaction or the first of a series of transactions which would have the same or similar effect as any transaction or series of transactions referred to in subsections (i), (ii) or (iii) referred to above; or

(v) a determination by the Board that there has been a change, whether by way of a change in the holding of the Shares, in the ownership of the Corporation's assets or by any other means, as a result of which any person or group of persons acting jointly or in concert is in a position to exercise effective control of the Corporation.

(d) "**Committee**" means the Compensation Committee of the Board or such other committee of the Board comprised of members of the Board as the Board shall from time to time appoint to administer the Plan.

(e) "**Consultant**" means a consultant as such term is defined in National Instrument 45-106 *Prospectus Exemptions* and includes a service provider as such term is defined in clause 613(b) of the Exchange Company Manual.

(f) "**Corporation**" means Excellon Resources Inc. and includes any successor corporation thereof.

(g) "**Director**" means a director of the Corporation or of a Related Entity.

(h) "**Eligible Person**" means a Director, Officer, Employee, or Consultant who is designated by the Committee for participation in the Plan.

(i) "**Employee**" means an individual (other than a Director or Officer) who:

(i) works for the Corporation or a Related Entity on a continuing and regular basis for a minimum amount of time per week providing services specified by the Corporation or the Related Entity and is subject to the control and direction of the Corporation or the Related Entity regarding both the method of performing or executing the services and the result to be effected;

(ii) works full-time for the Corporation or a Related Entity providing services normally provided by an employee and who is subject to the same control and direction by the Corporation or the Related Entity over the details and method of work as an employee of the Corporation or the Related Entity, and for whom income tax deductions are made at source; or

(iii) works for the Corporation or a Related Entity on a continuing and regular basis for a minimum amount of time per week providing services normally provided by an employee and who is subject to the same control and direction by the Corporation or the Related Entity over the details and method of work as an employee of the Corporation or the Related Entity, but for whom income tax deductions are not made at source.

(j) "**Exchange**" means the TSX or, if the Shares are not then listed and posted for trading on the TSX, such stock exchange in Canada on which such Shares are listed and posted for trading as may be selected for such purpose by the Board.

"**Insider**" shall have the meaning ascribed to such term in the TSX Company Manual.

(k) "**Market Price**" as at any date in respect of the Shares means the closing volume-weighted average closing price of the Shares on the Exchange for the five trading days immediately preceding such

date, but if such Shares did not trade on such trading days, the Market Price shall be average of the bid and ask prices in respect of such Shares at the close of trading on such trading day.

(l) "**Officer**" means a chairman or vice-chairman of the Board, chief executive officer, chief operating officer, chief financial officer, president, vice president, secretary, assistant secretary, treasurer, assistant treasurer and a general manager of the Corporation or of a Related Entity and any person routinely performing corresponding functions with respect to the Corporation or a Related Entity.

(m) "**Option Commitment**" means the notice of the grant of Options under the Plan delivered by the Corporation to an Eligible Person, such commitment to be in form and substance similar to the form of Option Commitment contained in Schedule A hereto.

(n) "**Option Shares**" means the Shares that may be issued to a Participant on the exercise of Options issued under the Plan.

(o) "**Participant**" means a Eligible Person to whom a grant of Options has been made in accordance with Article 5 hereof.

(p) "**Permanent Disability**" means a mental or physical disability which has caused the substantial withdrawal of the Participant's effective services to the Corporation or Related Entity, as the case may be, for six consecutive months or a cumulative period of twelve months over a period of thirty-six consecutive months, or such other permanent disability of a Participant and/or for such other period as determined by the Committee in its sole and absolute discretion.

(q) "**Plan**" means this Incentive Stock Option Plan as the same may be amended from time to time.

(r) "**Related Entity**" means, with regard to the Corporation, a person that controls or is controlled by the Corporation or that is controlled by the same person that controls the Corporation.

(s) "**Retirement**" means withdrawal from the Participant's occupation or office with the Corporation or a Related Entity with no intention to return to the workforce, provided that Retirement prior to the age of 60 shall be subject to the Board's review and discretion.

(t) "**security-based compensation arrangement**" shall have the meaning ascribed to such term in the TSX Company Manual

(u) "**Shares**" means the common shares in the capital of the Corporation, or in the event of an adjustment contemplated by Section 4.4 hereof, such other shares or securities to which the Participant may be entitled on exercise of an Option.

(v) "**TSX**" means the Toronto Stock Exchange.

### 2.2 Interpretations

Any reference to the outstanding Shares at any point in time shall be computed on a non-diluted basis.

## ARTICLE 3
## ADMINISTRATION

### 3.1 Committee

The Plan shall be administered by the Committee under the supervision of the Board. Notwithstanding the existence of any such Committee, the Board itself will retain independent and concurrent power to undertake any action

hereunder delegated to the Committee, whether with respect to the Plan as a whole or with respect to individual Options granted or to be granted under the Plan.

In addition to the other powers granted to the Committee under the Plan and subject to the terms of the Plan, the Committee shall have full and complete authority to to grant Options, to determine the terms, limitations, restrictions and conditions respecting such Options and to settle, execute and deliver Option Commitments and bind Corporation accordingly, to interpret the Plan and to adopt such rules, regulations and guidelines for carrying out the Plan as it may deem necessary or proper and to reserve, allot, fix the price of and issue Option Shares pursuant to the grant and exercise of Options, all of which powers shall be exercised in the best interests of Corporation and in keeping with the objectives of the Plan.

The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Option in the manner and to the extent the Committee deems necessary or desirable to carry it into effect. Any decision of the Committee in the interpretation and administration of the Plan shall lie within its absolute discretion and shall be final, conclusive and binding on all parties concerned.

### 3.2 Limitation of Liability

No member of the Committee or the Board shall be liable for any action or determination made in good faith pursuant to the Plan. To the full extent permitted by law, the Corporation shall indemnify and save harmless each person made, or threatened to be made, a party to any action or proceeding by reason of the fact that such person is or was a member of the Committee or is or was a member of the Board and, as such, is or was required or entitled to take action pursuant to the terms of the Plan.

## ARTICLE 4
## SHARES RESERVED AND GRANT LIMITATIONS

### 4.1 Shares Available under Plan

The maximum number of Shares made available for issuance from treasury under this Plan, subject to adjustments pursuant to Section 4.4 is 4,749,040 Shares (including Shares underlying outstanding Options). Any Option which has been cancelled or terminated prior to exercise in accordance with the terms of the Plan will again be available under the Plan.

### 4.2 General Limitation on Grants

The grant of Options under the Plan is subject to the number of the Shares: (i) issued to Insiders of Corporation, within any one (1) year period, and (ii) issuable to Insiders of Corporation, at any time, under the Plan, or when combined with all of Corporation's other security-based compensation arrangements, shall not exceed 10% of Corporation's total issued and outstanding Shares, respectively.

### 4.3 Limitation on Grants to Non-Executive Directors

The aggregate number of Options granted pursuant to this Plan to any one non-executive Director, if applicable, within any one-year period shall not exceed a maximum value of C$100,000 worth of Options. The value of the Options shall be determined using a generally accepted valuation model.

The aggregate number of Shares reserved for issuance pursuant to this Plan to non-executive Directors as a group, if applicable, shall not exceed 1% of the number of issued and outstanding Shares of Corporation, as calculated without reference to the initial options granted under the Plan to a person who is not previously an insider of Corporation upon such person becoming or agreeing to become a Director, and without reference to options held by former Directors.

### 4.4 Adjustments

In the event that:

(a) a dividend shall be declared upon the Shares payable in Shares of the Corporation;

(b) the outstanding Shares shall be changed into or exchanged for a different number or kind of shares or other securities of the Corporation or of another corporation, whether through an arrangement, plan of arrangement, amalgamation or other similar statutory procedure, or a share recapitalization, subdivision or consolidation;

(c) there shall be any change, other than those specified in subparagraphs (a) and (b) of this Section, in the number or kind of outstanding Shares or of any shares or other securities into which such Shares shall have been changed or for which they shall have been exchanged; or

(d) there shall be a distribution of assets or shares to shareholders of the Corporation out of the ordinary course of business,

then, if the Committee shall in its sole discretion determine that such change equitably requires an adjustment to the exercise price of any outstanding Options as well as the number of Option Shares which may be issued upon exercise of the Options to reflect such changes, such adjustment shall be made by the Committee and shall be effective and binding for all purposes.

### 4.5 No Fractional Options

No adjustment provided for in this Section shall entitle a Participant to be allocated a fractional Option or receive a fractional Option Share or any payment in lieu thereof, and the total adjustment with respect to each Option shall be limited accordingly.

## ARTICLE 5
## TERMS AND CONDITIONS OF OPTIONS

### 5.1 Participation

The Committee may grant Options to Eligible Persons and, subject to the terms of the Plan, the Committee shall, in its sole discretion and from time to time, determine the Eligible Persons to whom it recommends that grants of Options be made. The granting of Options is entirely discretionary. Nothing in the Plan shall be deemed to give any person any right to participate in the Plan or to be granted an Option and the designation of any Eligible Person in any year or at any time shall not require the designation of such person to receive an Option in any other year or at any other time. The Committee shall consider such factors as it deems pertinent in selecting participants and in determining the amounts and terms of their respective Options.

### 5.2 Exercise Price

The exercise price per Share under an Option shall be determined by the Committee but, in any event, shall not be lower than the Market Price of the Shares on the date of grant of the Options.

### 5.3 Term of Options

The period within which Options may be exercised and the number of Options which may be exercised in any such period shall be determined by the Committee at the time of granting the Options provided, however, that all Options must be exercisable during a period not extending beyond five (5) years from the date of the Option grant.

### 5.4 Vesting

Options granted pursuant to the Plan shall vest and become exercisable by an Optionee at such time or times as may be determined by the Committee at the date of the Option grant and as indicated in the Option Commitment related thereto.

### 5.5 Option Commitments

All Options granted under the Plan will be evidenced by an Option Commitment showing the number of Option Shares, the term of the Option, a reference to vesting terms, if any, and the Exercise Price. Subject to specific variations approved by the Committee, all terms and conditions set out herein will be deemed to be incorporated into and form part of an Option Commitment made hereunder.

### 5.6 Exercise of Options

Subject to the provisions of the Plan and specifically Section 8.4, an Option may be exercised from time to time by delivery to the Corporation of a written notice of exercise specifying the number of Shares with respect to which the Option is being exercised and accompanied by payment in full of the exercise price of the Shares to be purchased. Certificates for such Shares shall be issued and delivered to the Optionee within a reasonable time following the receipt of such notice and payment.

### 5.7 Blackout Periods

The Corporation may from time to time impose trading blackouts during which some or all Directors, Officers, Employees, and Consultants may not trade in the securities of the Corporation. In the event that a trading blackout is imposed by management or the Board, in accordance with any insider trading policy or other policy that the Corporation may adopt from time to time, Participants subject to the blackouts are prohibited from buying, selling or otherwise trading in securities of the Corporation until such time as notice is formally given by the Corporation that trading may resume.

If the Expiry Date of any Option falls within such a blackout period, it shall be automatically extended to the date which is ten business days following the end of such blackout period.

### 5.8 Rights in the Event of a Change in Control

In the event of the occurrence of a Change in Control, and unless otherwise determined by the Committee, or otherwise addressed in the Participant's employment or service contract (which shall have controlling effect), with respect to each Option outstanding on the effective date of such Change in Control, all Options shall vest and become exercisable immediately prior to such Change in Control.

## ARTICLE 6
## TERMINATION OF OPTIONS

### 6.1 Rights in the Event of Death, Retirement or Termination of Employment or Service

Unless otherwise determined by the Committee:

*Death*

(a) In the event of the death of a Participant while in the employment or service of the Corporation, the deceased Participant's estate shall be entitled to exercise any Option then outstanding, to the

extent the Option was exercisable by the Participant at the time of death, at any time up to and including (but not after) the earlier of the date that is six (6) months following the date of death of the Participant and the expiry of the term of such Option.

*Termination Without Cause, Retirement or Permanent Disability*

(b) In the event of termination without cause, Retirement or Permanent Disability of a Participant, the Participant shall be entitled to exercise any Option then outstanding, to the extent the Option was exercisable at the time of termination, Retirement or Permanent Disability of a Participant, at any time up to and including (but not after) the earlier of the date that is six (6) months following the date of termination of the Participant and the expiry of the term of such Option.

*Voluntary Resignation*

(c) In the event a Participant's voluntary resignation (other than due to Retirement) and unless otherwise provided in an employment or other service contract between the Participant and the Corporation or a Related Entity, the Participant estate shall be entitled to exercise any Option then outstanding, to the extent the Option was exercisable at the time of resignation, at any time up to and including (but not after) the earlier of the date that is 90 days following the date of resignation of the Participant and the expiry of the term of such Option. Any such voluntary resignation shall not entitle a Participant to any compensation for loss of any benefit under the Plan.

*Termination for Cause*

(d) In the event a Participant's termination of employment or service for cause, each Option held by the Participant then outstanding shall immediate terminate and be null and void. Any such termination of employment or service for cause shall not entitle a Participant to any compensation for loss of any benefit under the Plan.

For the purposes of the foregoing paragraphs, the date of termination shall be the last day upon which the Participant provides services to the Corporation or Related Entity, as the case may be, at its premises and not the last day of any notice period or upon which the Corporation or Related Entity pays wages or salaries in lieu of notice of termination, statutory, contractual or otherwise.

## ARTICLE 7AMENDMENT AND TERMINATION

### 7.1 Amendments to the Plan

The Board may from time to time in its sole discretion, and without shareholder approval, amend, modify and change the provisions of the Plan and any Option Commitment, in connection with (without limitation):

(a) amendments of a housekeeping nature;

(b) the addition or a change to any vesting provisions of an Option;

(c) changes to the termination provisions of an Option or the Plan which do not entail an extension beyond the original expiry date;

(d) the addition of a cashless exercise feature, payable in cash or securities, whether or not providing for a full deduction of the number of underlying Shares from the Plan reserves; and

(e) amendments to reflect changes to applicable securities or tax laws.

However, other than as set out above, any amendment, modification or change to the provisions of this Plan which would:

(a) increase the maximum number if Shares reserved for issuance under the Plan;

(b) reduce the exercise price of an Option, cancel and reissue an Option or cancel an Option in order to issue an alternative entitlement;

(c) amend the term of an Option to extend the term beyond its original expiry;

(d) amend the limits imposed on non-executive Directors in Section 4.3 (other than by virtue of adjustments pursuant to Section 4.4 of this Plan);

(e) materially increase the benefits to the holder of the Options who is an Insider to the material detriment of Corporation and its shareholders;

(f) increase the number of Shares or maximum percentage of Shares which may be issued pursuant to this Plan (other than by virtue of adjustments pursuant to Section 24.4 of this Plan);

(g) permit Options to be transferred other than for normal estate settlement purposes;

(h) remove or exceed the Insider participation limits;

(i) materially modify the eligibility requirements for participation in this Plan; or

(j) modify the amending provisions of the Plan set forth in this Section 7.1;

shall only be effective on such amendment, modification or change being approved by the shareholders of Corporation. In addition, any such amendment, modification or change of any provision of this Plan shall be subject to the approval, if required, by the Exchange having jurisdiction over the securities of Corporation.

### 7.2 Termination

The Board reserves the right in its absolute discretion to terminate the Plan with respect to all Plan Shares in respect of Options which have not yet been granted hereunder. No Option may granted under the Plan after the date of termination, but such termination shall not affect any Option that are outstanding pursuant to the Plan prior to such termination.

## ARTICLE 8
## MISCELLANEOUS PROVISIONS

### 8.1 No Right to Continued Employment or Service

Participation in the Plan by an Eligible Person is voluntary. No Director, Officer, Employee or Consultant shall have any claim or right to receive Options under the Plan. The grant and issuance of Options under the Plan (i) shall not be construed as giving a Participant any right to continue in the employment or service of the Corporation or a Related Entity or to be re-elected as a Director or to receive any additional Options, or (ii) affect the right of the Corporation or a Related Entity to terminate the employment or service of any Participant. Unless the Committee determines otherwise, no notice of termination or payment in lieu thereof shall extend the period of employment or service for purposes of the Plan.

### 8.2 Non-Transferability

The rights or interests of a Participant under the Plan shall not be assignable or transferable, otherwise than by will or the laws governing the devolution of property in the event of death and such rights or interests shall not be encumbered.

### 8.3 Options Not Shares

Under no circumstances shall an Option be considered a Share, nor shall an Option entitle any Participant to the exercise of voting rights, the receipt of dividends or the exercise of any other rights attaching to ownership of a Share, until delivery of an Option Share on exercise of such Option in accordance with the terms of the Plan.

### 8.4 Income Tax Withholding Compliance

Prior to the delivery of any Option Shares his Plan, the Corporation shall have the power and the right to deduct or withhold, or to require a Participant to remit to the Corporation, an amount sufficient to satisfy any federal, provincial, local and foreign taxes, pension plan contributions, employment insurance premiums and any other required deductions (collectively referred to herein as "**withholding taxes**") that the Corporation determines is required to be withheld to comply with applicable laws. The Corporation shall make any withholdings or deductions in respect of withholding taxes as required by law or the interpretation or administration thereof. The Corporation shall be entitled to make arrangements to sell a sufficient number of Option Shares to be issued pursuant to the Plan to fund the payment and remittance of withholding taxes that are required to be deducted or withheld and any associated costs (including brokerage fees). The Corporation shall also have the right to withhold the delivery of any Option Shares to a Participant hereunder unless and until such Participant pays to the Corporation a sum sufficient to indemnify the Corporation for any liability to withhold tax in respect of the amounts included in the income of such Participant as a result of the exercise of Options under the Plan, to the extent that such tax is not otherwise being withheld from payments to such Participant by the Corporation. The Participant may also make other arrangements acceptable to the Corporation to fund the required tax remittance.

### 8.5 Governing Law

The Plan, the issuance of Options, and the issue and delivery of Option Shares upon exercise of Option shall be, as applicable, governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

### 8.6 Non-Exclusivity

Nothing contained herein shall prevent the Corporation from adopting such other security-based compensation arrangements as it shall deem advisable.

Approved by the Board: March 21, 2018

**SCHEDULE A**

**EXCELLON RESOURCES INC.**

**INCENTIVE STOCK OPTION PLAN**
**STOCK OPTION COMMITMENT**

Notice is hereby given that effective the____ day of______________________________________(the "**Effective Date**"), Excellon Resources Inc. (the "**Company**") has granted to____________________________________________, an Option to acquire____________________Shares ("**Shares**") exercisable up to 5:00 p.m. Toronto Time on the__ _________________________day of________________________________________(the "**Expiry Date**") at an exercise price of $_________________per share.

The shares may be acquired as follows:

The grant of the Option evidenced hereby is made subject to the terms and conditions of Corporation's Incentive Stock Option Plan, the terms and conditions of which are hereby incorporated herein.

To exercise your Option, deliver a written notice specifying the number of Shares you wish to acquire, together with cash or a certified cheque payable to Corporation for the aggregate exercise price, to Corporation. A certificate for the Shares so acquired will be issued by the transfer agent as soon as practicable thereafter.

**EXCELLON RESOURCES INC.**

________________________________________
Authorized Signatory